Exhibit 1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of October 2007.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of October 2007.

Operational statistics for the month of October 2007 and the comparative figures for the previous month are as follows:

		October 2007	September 2007

1.	CELLULAR BUSINESS:

	Aggregated Number of GSM Cellular Service Subscribers	117.054 million	115.922 million
	- Post-paid Subscribers	61.101 million	60.340 million
	- Pre-paid Subscribers	55.953 million	55.582 million

	Aggregated Net Additions in 2007 of GSM Cellular Service Subscribers	11.181 million	10.049 million
	- Post-paid Subscribers	6.834 million	6.073 million
	- Pre-paid Subscribers	4.347 million	3.976 million

	Aggregated Number of CDMA Cellular Service Subscribers	40.468 million	40.110 million
	- Post-paid Subscribers	37.184 million	36.842 million
	- Pre-paid Subscribers	3.284 million	3.268 million

	Aggregated Net Additions in 2007 of CDMA Cellular Service Subscribers	3.975 million	3.617 million
	- Post-paid Subscribers	3.730 million	3.388 million
	- Pre-paid Subscribers	0.245 million	0.229 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:

	Aggregated Usage Volume in 2007 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	9.4278 billion	8.5305 billion
	- Domestic Long Distance	9.2799 billion	8.3967 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.1479 billion	0.1338 billion

	Aggregated Usage Volume in 2007 of Outgoing Calls of IP Telephone (minutes)	10.1199 billion	9.1167 billion
	- Domestic Long Distance	10.0346 billion	9.0396 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0853 billion	0.0771 billion

Notes:

1.                       All the Aggregated Numbers recorded for the months of September 2007 and October 2007 are aggregated data reported at 24:00 on 30 September 2007 and 31 October 2007 respectively.

2.                       The accounting period of all Aggregated Net Additions in 2007 and all Aggregated Usage Volumes in 2007 for the month of October 2007 is the period commencing from 0:00 on 1 January 2007 to 24:00 on 31 October 2007 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of September 2007 and October 2007 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Yang Xiaowei, Li Zhengmao, Li Gang, Zhang Junan and Miao Jianhua

Non-executive Directors:	Lu Jianguo and Lee Suk Hwan

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED
CHU KA YEE
Company Secretary

Hong Kong, 19 November 2007